FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203/853-4321



                    TRANS-LUX REPORTS SECOND QUARTER RESULTS

NORWALK, CT, August 14, 2006 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and operator of cinemas, today reported financial results for the second quarter ended June 30, 2006. Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy made the announcement.

Second Quarter 2006

For the quarter, revenues totaled $13.7 million, up slightly from $13.5 million during the same period in 2005. Trans-Lux recorded a net loss for the quarter of $393,000 (-$0.31 per share), a slight improvement from a net loss of $401,000 (-$0.32 per share) in the second quarter of 2005, during which the Company benefited from the sale of some vacant land in Taos, New Mexico. Increased display sales and cost-cutting measures helped the Company trim its losses in the second quarter, despite higher interest rate expenses. The Company reported cash flow, as defined by EBITDA, at $2.8 million for the quarter, up slightly from $2.7 million during the same period in 2005.

On June 15, 2006, the Company redeemed all of its $12.2 million 7 1/2% Convertible Subordinated Notes due December 1, 2006 (the "7 1/2% Notes"). The 7 1/2% Notes were convertible at the option of the holder into shares of Common Stock, $1 par value per share, of

Trans-Lux / 2

the Company at any time prior to the close of business on the June 14, 2006 at the rate of $14.013 per share, which conversion rate was substantially above the current market price of the Common Stock. The Company utilized $6.1 million of its non-revolving line of credit to finance one-half of the redemption of the 7 1/2% Notes and utilized $6.1 million of cash for the remaining one-half. As previously reported, the Board of Directors did not declare a dividend in the second quarter of 2006 in order to conserve cash and prepay debt.

"The Company continues to make progress in improving sales and being strategic and diligent with cost-cutting efforts," said Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer. "Such on-going efforts positively impacted our results this quarter, and should continue to be reflected in subsequent quarters."

Six Months Ended June 30, 2006
For the six months ended June 30, 2006, Trans-Lux reported revenues of $25.3 million, up slightly from $25.1 million during the same period in 2005. The Company posted a loss of $1.5 million (-$1.16 per share), compared with $823,000 net loss (-$0.65 per basic share) during the same period last year due to higher interest rate costs, a non-recurring charge for materials and a continued decrease in equipment rentals and maintenance revenues in the financial services market. EBITDA was $4.6 million for the six-month period, down from $5.3 million last year.

Entertainment/Real Estate
The Entertainment/Real Estate division continued to produce positive results, with revenues slightly better than last year, and is moving forward with plans to expand the number of screens in the Mountain States over the next several years. Top grossing films for the second quarter included The Da Vinci Code, Cars, Over the Hedge, Ice Age: The Meltdown, X-Men: The Last Stand and
Mission: Impossible III. In addition, the division's Santa Fe Jean Cocteau art theatre and certain office space in the division's building have been leased by the Department of Cultural Affairs of New Mexico and is expected to become part of their new film museum.


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Trans-Lux / 3

Display Division
The Outdoor division experienced an increase in the number of orders over the same period last year, due in part to a new national sponsorship program for the Company's scoreboard products. As a result, the Company has a larger backlog of orders as it moves into the next quarter. The Company also continued to secure orders for LED CaptiVue(T) message centers and fuel PriceChanger displays in its commercial market.

The Indoor Display division had a significant number of new orders and experienced increased activity in sales and rental contracts during the quarter, although the Company continued to experience disconnects of existing rental installations in the financial services sector. Notable developments included an order from a major stock exchange in the Far East for a curved CaptiVue outdoor ticker display and a large, full color RGB video display. Another significant order for the Indoor division this quarter was with a major television network for various GraphixMax(T), LED Jet(r) electronic ticker and DataWall(r) displays, which will be used on the set of its new Sunday afternoon sports program. Subsequent to the end of the quarter, the Company was awarded a large transportation contract for its new, full color, non-video graphics display, RGB GraphixMax, to be used as passenger information displays, as well as a substantial order from a major commodities exchange in the Middle East for LED DataWall and electronic ticker displays.

Other successes in the financial services industry during the quarter included an order for a large RGB GraphixMax display for a major energy-trading firm in New England. The Company also won several orders for trading displays for firms in various institutional and retail segments of the financial services industry.

Outside of financial services, the Company logged additional orders from two major affiliated food retailers for regional rollout programs of in-store promotional displays, and orders for displays for business school classroom applications, including the University of North Carolina and California State University. In healthcare, there were more orders for DataWall and VisionWriter(r) displays from a national HMO, as well as for pharmacy displays in a number of


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Trans-Lux / 4

private, government and military hospitals. The Company also won an order from Little Rock AFB for DataWall displays to be installed outside their medical clinic that will provide directory and schedule information.

In the gaming sector, the Company secured contracts from the Excalibur Hotel & Casino in Las Vegas for a new electronic sports book display system, and from the Fiesta Station Casino in Henderson, NV, for a new electronic race and sports book display system, the Company's second Station Casino installation.
Trans-Lux also gained orders for several sports display systems for casinos in Mexico.

About Trans-Lux
Trans-Lux is a full-service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States. For more information, please visit our web site at www.trans-lux.com.

(Table of Operations attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.


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Trans-Lux / 5

                                         TRANS-LUX CORPORATION

                                         RESULTS OF OPERATIONS
                                              (Unaudited)

<CAPTIONS>
                                           THREE MONTHS ENDED          SIX MONTHS ENDED
                                                JUNE 30                    JUNE 30
                                          --------------------       --------------------
(In thousands, except per share data)         2006        2005          2006         2005
                                          --------------------       --------------------
Revenues                                  $13,709      $13,464       $25,319      $25,113

Net loss                                     (393)        (401)       (1,466)        (823)

Calculation of EBITDA - add:
  Interest expense, net                     1,024          893         2,087        1,839
  Income tax benefit                         (238)        (249)         (810)        (511)
  Depreciation and amortization             2,399        2,425         4,770        4,821
                                          --------------------       --------------------
EBITDA (1)                                $ 2,792      $ 2,668       $ 4,581      $ 5,326
                                          ====================       ====================

Loss per share - basic and diluted        $ (0.31)     $ (0.32)      $ (1.16)     $ (0.65)

Average common shares outstanding -
  basic and diluted                         1,260        1,261         1,260        1,261


(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.
